Exhibit 99.2

FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS

AT THE COMPANY

Carolyn Tiffany

Chief Operating Officer

(617) 570-4614

FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS ANNOUNCES TENTATIVE SETTLEMENT OF ITS PEACHTREE MALL LITIGATION

FOR IMMEDIATE RELEASE — Boston, Massachusetts— February 28, 2005—First Union Real Estate Equity and Mortgage Investments (NYSE:FUR) announced today that it has entered into a settlement agreement with the State of California relating to its formerly held Peachtree Mall asset pursuant to which First Union will be paid $11 million in exchange for the extinguishment of its claims against the State.  The settlement is subject to both final court approval and legislative funding.  It is not expected that the proceeds will be received until the State of California’s 2005-2006 fiscal year.

               Certain statements contained in this press release that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially.  Further information about these matters and the risks generally with respect to First Union can be found in First Union’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.

First Union Real Estate Equity and Mortgage Investments is a NYSE-listed real estate investment trust (REIT) headquartered in Boston, Massachusetts.